Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

EASTMAN CHEMICAL COMPANY

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Ru	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Registrants EASTMAN INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN	457(c) and 457(h)	5,000,000	$62.03	$310,150,000	0.0001381	$42,831.72
Total Offering Amounts					$310,150,000		$42,831.72
Total Fee Offsets							N/A
Net Fee Due							$42,831.72

(1)Pursuant to Rule 416 under the Securities Act, the number of shares of common stock, par value $0.01 per share (“Common Stock”) of the Registrant, to be registered hereunder includes such indeterminate number of additional shares of Common Stock that may become issuable in accordance with any adjustment and anti-dilution provisions of the EASTMAN INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN.
(2)Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, the offering price and registration fee are based on a price of $62.03 per share, which price is an average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on October 29, 2025.